Exhibit 10.4

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”), dated as of October 31, 2024 (the “Effective Date”), is made by and between Greatbatch Ltd., a New York corporation (“Greatbatch”), and Electrochem Solutions, Inc., a Massachusetts corporation (“Customer” together with Greatbatch, the “Parties” and each a “Party”). Capitalized terms used and not otherwise defined herein have the meanings given to them on Schedule A attached hereto.

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of September 27, 2024 (the “Purchase Agreement”), by and between Greatbatch and Ultralife Corporation (“Ultralife”), Greatbatch has agreed to sell, transfer, convey and deliver to Ultralife and Ultralife has agreed to purchase and accept from Greatbatch, all of the issued and outstanding shares of the Customer, all on the terms and subject to the conditions set forth therein; and

WHEREAS, as required under the terms of the Purchase Agreement, from and after the Effective Date, Greatbatch has agreed to manufacture and sell the Products to Customer, and Customer has agreed to purchase from Greatbatch, the Products, during the Term, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.             Supply and Purchase of Products.

1.1    Supply. During the Term, Greatbatch will manufacture and sell to Customer the Products, which Customer may order from time to time during the Term, at the prices and on such other terms and conditions set forth in this Agreement. All sales of Products by Greatbatch to Customer are subject to the terms and conditions of this Agreement and, unless mutually agreed by the Parties in writing, are not subject to the terms and conditions contained in any purchase order of Customer or confirmation by Greatbatch, except insofar as a purchase order or confirmation establishes the quantity, destination, shipping information and the desired delivery date, which must satisfy the standard lead times and applicable order minimums identified for the applicable Products as set forth on Schedule B attached hereto. Greatbatch will not subcontract or delegate any of its obligations under this Agreement without the prior written consent of Customer.

1.2    Specifications. Any modification to the Specifications must be agreed upon by the Parties in writing in accordance with the following procedure:

(a)    If Greatbatch determines that it is necessary or desirable to make a modification in process, material or design affecting the form, fit, function or performance of any Product, Greatbatch will notify Customer in writing of the proposed change and specify the impact, if any, the modification will have on the (i) lead time necessary to implement the proposed modification and (ii) the amount and nature of any price change, if any, estimated to result from implementing the proposed modification;

(b)    For any Greatbatch-initiated change to the Specifications, Customer will not incur financial liability for any finished Product inventory, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers that do not meet the revised Specifications;

(c)    For any changes to the Specifications resulting from third party action, Greatbatch and Customer will negotiate in good faith to determine the allocation of financial liability for all finished Product inventory, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers that do not meet the revised Specifications; and

(d)    The Parties will negotiate in good faith with respect to any changes to the Specifications and any corresponding change in the prices for the Products, and the Parties will work in good faith to minimize obsolescence costs.

2.             Payment Terms; Pricing; Purchase Orders.

2.1    Payment Terms. All amounts referenced in or to be paid under this Agreement, exclude taxes, customs and duties and must be paid in United States funds within forty-five (45) days of Customer’s receipt of invoice.

2.2    Late Payment Penalties. Greatbatch reserves the right to charge interest on any such amounts, except for any amounts disputed by Customer in good faith, which are past due at the rate of one and one half percent (1.5%) per month or the highest rate allowed by Applicable Law, whichever is lower. Customer will be liable for all costs of collection of any such amounts incurred by Greatbatch, including, but not limited to, reasonable out-of-pocket attorneys’ fees and court costs, if any. In addition to all other available rights and remedies on default under this Agreement, Greatbatch may refuse orders, require advance payment in full, ship C.O.D. or halt shipments if all undisputed prior invoices are not paid in full in accordance with Section 2.1 of this Agreement.

2.3    Pricing. Customer will purchase the Products at the unit prices set forth on Schedule B attached hereto. Subject to Section 2.4, this pricing will remain valid for all purchase orders issued and accepted during the Term. The prices of Products set forth on Schedule B are exclusive of taxes, duties, customs, and tariffs on finished Products and any raw materials used to manufacture the finished Products, and such costs as set forth on any applicable invoice will be the responsibility of Customer.

2.4    Price Adjustment.

(a)    After the first anniversary of the Effective Date, the price for any Product may be increased or decreased from time-to-time during the Term if there is a material change, in excess of five percent (5%), to Greatbatch’s cost of components for such Product. If Greatbatch, in its reasonable discretion, determines that there has been such a change to its component cost, Greatbatch will provide Customer with at least forty-five (45) days’ prior written notice before adjusting the price for a Product. Any adjustments to such prices shall only be applicable to purchase orders placed by Customer after the expiration of such forty-five (45) day period.

(b)    The price for any Product may be increased or decreased in the event of a change to the Specifications in accordance with Section 1.2.

2.5    Purchase Orders.

(a)    Subject to Section 1.1, all sales of the Products will be initiated pursuant to Customer purchase orders. Each purchase order must specify the following details: price, quantity, part number, revision, destination, shipping information and the desired delivery dates, which must satisfy the standard lead times and applicable minimum order quantities identified in Schedule B.

(b)    Greatbatch will review and acknowledge, by written notice to Customer, any Customer purchase order received by Greatbatch that satisfies the requirements set forth in Section 2.5(a) within five (5) days of receipt. Once acknowledged by Greatbatch, such purchase order will be deemed a “Firm Purchase Order.” If Greatbatch fails to acknowledge such purchase order within ten (10) days of receipt of such purchase order, or otherwise commences performance under such purchase order, Greatbatch will be deemed to have accepted such purchase order and it will be deemed a Firm Purchase Order. Customer acknowledges that all Products will be made to order upon confirmation of a Firm Purchase Order.

(c)    In the event that Greatbatch cannot deliver the quantity of Product or meet the delivery date set in any Firm Purchase Order, Greatbatch may notify Customer and request an alternative delivery date. Greatbatch will use commercially reasonable efforts to deliver the quantity of Product or meet the delivery date specified in the Firm Purchase Order. If Greatbatch does not comply with any of its delivery obligations under this Agreement, Customer may, in Customer’s sole discretion: (i) approve a revised delivery date, or (ii) require expedited or premium shipment at Greatbatch’s sole cost and expense.

(d)    In the event that Customer cancels any portion of a Firm Purchase Order within the standard lead time for the relevant Product, then Customer will be responsible for all finished Products, WIP, raw material, components that are not reasonably usable in other production of other products by Greatbatch within nine (9) months of such cancelation date, and any non-cancelable purchase orders (in whole or in part) outstanding with suppliers directly related to the cancelled portion of such Firm Purchase Order. In the event that Customer cancels any portion of a Firm Purchase Order after the standard lead time for the relevant Product has elapsed, then Customer and Greatbatch will negotiate in good faith the resulting allocation of costs.

2.6    Component Responsibilities.

(a)    Greatbatch shall maintain and manage adequate inventory in order to meet Customer’s purchase orders and component lead times. Greatbatch shall promptly notify Customer in the event of any potential material delays or shortages that may impact shipment dates.

(b)    Greatbatch may order components above the quantities required to satisfy purchase orders in order to meet minimum order quantities.

(c)    Subject to the remainder of this Section 2.6, Customer shall be responsible for the price of all finished Products (as such prices are set forth on Schedule B) and the cost of other types of inventory purchased or manufactured by Greatbatch under the terms of this Agreement which becomes obsolete due to reduction in demand (including, but not limited to, components with lead times greater than three (3) months which are ordered by Greatbatch), provided that Greatbatch has made a reasonable effort to return such inventory or cancel the applicable orders from vendors (except that this obligation on Greatbatch to return or cancel will not apply in the case of finished Products). In the event of such obsolescence, Greatbatch shall notify Customer in writing of the applicable inventory, which notice shall explain the reason such inventory became obsolete and shall include invoices and other documentation that show the cost to Greatbatch of such inventory.

(d)    Greatbatch shall meet or exceed the existing quality standards for the Products in accordance with the Specifications in place as of the Effective Date (the “Quality Standard”). Greatbatch shall perform quality inspections of Products before delivery and shall certify the results of such inspections to be in compliance with the Quality Standard.

(e)    Customer agrees the sourcing and procurement of components will be the sole responsibility and at the sole discretion of Greatbatch.

2.7    Freight Costs; Shipments.

(a)    Freight Costs. Customer is responsible for the cost of shipping and insurance of the Products from the delivery point to its premises.

(b)    Shipments. Unless otherwise agreed in writing by Greatbatch, the Products will be shipped Ex Works Greatbatch facility’s loading dock. Risk of loss and title transfer to Customer when Greatbatch loads the Products. Customer must conduct all incoming inspection tests of the Products within forty-five (45) days from the date of its receipt of the Products. Products not rejected by Customer by written notice to Greatbatch within such period will be deemed accepted, with the exception of Products with latent defects that are not readily observable by Customer. Customer must report claims for shipping damage or shortages in writing to Greatbatch within such forty-five (45) day period.

2.8    Manufacturing Location. If Greatbatch wishes to manufacture a Product at a location other than those listed on Schedule B attached hereto, Greatbatch will provide at least seven (7) months’ prior written notice to Customer before the location change to allow for qualification of the relevant Product. Greatbatch will provide Customer with first article inspection, transfer plans, site specifications, on-site inspection and audit opportunities and any reasonable documentation, as requested by Customer, to ensure Greatbatch’s ability to continue production of each Product to meet its Specifications. Notwithstanding the foregoing, Greatbatch recognizes that Customer is entering into this Agreement in reliance upon Greatbatch’s quality and delivery levels remaining consistent, regardless of the location at which each Product is manufactured.

2.9    Tooling. Any tooling supplied by Customer to Greatbatch or purchased by Customer from Greatbatch is and remains the property of Customer. Greatbatch will (a) store and maintain all of Customer’s tooling in good working condition, (b) insure it at full replacement value under an all-risk policy of property insurance endorsed to name Customer as an additional insured with respect to such tooling and (c) not move such tooling to a different location without the express written permission of Customer. All direct charges for maintenance, repair, or replacement after the expiration of the useful life, of any of Customer’s tooling by Greatbatch or any third party, other than that which may be caused by misuse of such tooling or a breach of this Section 2.9 by Greatbatch, will be the sole financial responsibility of Customer. Greatbatch will use Customer’s tooling only in the manufacture of Products for Customer under this Agreement, and upon the written request of Customer, Greatbatch will return the tooling without cost to Customer other than freight and packaging charges which will be the sole responsibility of Customer

2.10    Withdrawal or Recall of Products. In the event any governmental authority determines that any Product sold to Customer is defective and a recall campaign is necessary, Customer will be responsible for the implementation and expenses related to such recall campaign. Customer may return such Product to Greatbatch or destroy such Product, as mutually agreed upon by the Parties in their reasonable discretion. If it is reasonably determined that the Product that is the subject of such recall fails to conform with the warranties set forth in this Agreement, Greatbatch shall, as Customer’s sole remedy, promptly replace any affected Product and provide replacement of such Product to Customer or Customer's designee, or provide a refund thereof.

3.             Warranties, Limitation of Liability.

3.1    Mutual Warranties. Each Party represents and warrants that (a) it has the corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and (b) the execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not violate any provision of Applicable Law or of such Party’s charter or bylaws or result in the breach of or constitute a default under or require any consent under any other agreement or instrument to which such Party is a party or by which such Party may be bound or affected.

3.2    Limited Warranty and Limited Remedies. Greatbatch warrants that, for the one-year period commencing upon Customer’s receipt of the Product, each Product sold under this Agreement will: (a) conform with the applicable Specifications; (b) be free from defects, latent or otherwise, materials, and workmanship; and (c) comply with all Applicable Laws related to the production of the Products (collectively, the “Warranty”). Notwithstanding anything contained in this Agreement to the contrary, the warranty of Greatbatch as provided herein will be void if any repairs, alterations, modifications or work have been performed on such Product, or to the extent that any alleged defect is the result of abuse, misuse, improper maintenance or storage, accident, action or inaction on the part of any party other than Greatbatch. Nor will Greatbatch be responsible for (y) the quality or condition of any materials supplied by or through Customer or (z) any defect to the extent due to uses that do not conform to each Product’s applicable instructions. Subject to the foregoing, if a Product is not as warranted and Customer notifies Greatbatch in writing and returns that Product to Greatbatch within thirty (30) days of Customer’s discovery of such warranted defect, Greatbatch will, at its sole option, promptly repair or replace the defective Product or refund the purchase price of the Product. Prior to returning a Product to Greatbatch, Customer must contact its Greatbatch customer service representative and obtain a RMA number. Customer may return only the items and quantities approved under the RMA. Any such repaired or replaced Product will be shipped back to Customer at Greatbatch’s sole expense and will remain subject to the un-expired term of the Warranty. This exclusive remedy will not be deemed to have failed of its essential purpose so long as Greatbatch is willing and able to repair or replace a defective Product, or refund the purchase price, in the prescribed manner. REPAIR OR REPLACEMENT OF THE PRODUCT, OR REFUND OF THE PURCHASE PRICE AS PROVIDED UNDER THIS LIMITED WARRANTY, IS CUSTOMER’S EXCLUSIVE REMEDY. THE WARRANTIES IN THIS ARTICLE 3 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR PARTICULAR PURPOSE.

3.3    Limitations. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR WILLFUL MISCONDUCT: (A) NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, COLLATERAL, SPECIAL OR INCIDENTAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS), WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, STRICT TORT, WARRANTY OR ANY OTHER BASIS; AND (B) NEITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL EXCEED ALL AMOUNTS THAT CUSTOMER HAS PAID TO GREATBATCH UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING SUCH CLAIM.

4.             Compliance with Applicable Laws and Regulations.

4.1    Manufacturing of the Products. Greatbatch is responsible for compliance with Applicable Laws regulating the manufacture of the Products by Greatbatch under this Agreement. Without limiting the generality of the foregoing, the Products delivered to Customer under this Agreement will be manufactured in conformance with current revisions of ISO 9001. Subject to the non-disclosure requirements of Section 9.1, Greatbatch will provide reasonable access, at a mutually agreed upon date and time, for Customer’s regulatory and quality personnel to (a) the portion of Greatbatch’s facilities used for the manufacture of Products pursuant to this Agreement and (b) the records of Greatbatch related to Products manufactured under this Agreement. The purpose of this reasonable access is to confirm Greatbatch’s compliance in the manufacture of the Products under this Agreement with any applicable requirements noted in this Section 4.1. Greatbatch will advise Customer promptly of any written report, recommendation, violation, citation or other adverse information provided to Greatbatch by an agent or representative of any government authority visiting or inspecting Greatbatch’s operations related to assembly and manufacture of the Products. Greatbatch will keep all required manufacturing records for each lot of Products for the period of time required by Applicable Laws.

4.2    Each Party will comply with all Applicable Laws in the performance of its duties and tasks under this Agreement.

5.             Intellectual Property.

5.1    Background Intellectual Property. All Intellectual Property of Greatbatch first conceived and reduced to practice either prior to the Effective Date or independent of performance of this Agreement will remain the exclusive property of Greatbatch. Without limiting the generality of the immediately preceding sentence, Customer acknowledges and agrees that Greatbatch is the exclusive owner of the manufacturing know-how of each of the Products. All Intellectual Property of Customer first conceived and reduced to practice either prior to the Effective Date or independent of performance of this Agreement will remain the exclusive property of Customer. Without limiting the generality of the immediately preceding sentence, Greatbatch acknowledges and agrees that Customer is the exclusive owner of the design of each of the Products.

5.2    Ownership of Newly Created Intellectual Property.

(a)         All Intellectual Property encompassing or subsisting in the Products developed or acquired by either Party during the Term (“Improvements”), whether in connection with this Agreement or otherwise, will be owned solely by Customer except as provided for in this Section 5.2.

(b)         The Parties agree that:

(i)         Except as otherwise set forth in this Section 5.2(b), any Intellectual Property resulting from the joint contributions of Greatbatch and Customer personnel or contractors during the Term will be “Joint IP”. For purposes hereof, the sole standard for establishing whether or not any Intellectual Property is Joint IP will be that if the Intellectual Property in question were going to be patented (whether patentable or not), an employee of each Party would be required to be named as an inventor in order for the patent to be legally valid and enforceable. Except as otherwise set forth in this Section 5.2(b), all Joint IP will be owned by Customer, but Greatbatch shall have an irrevocable, non-exclusive, worldwide, perpetual, royalty-free license to use all Joint IP, except in the production of the Products or other products substantially similar to the Products for competitors of the Customer. Joint IP will be subject to all of the terms and conditions of this Agreement. Each Party will execute, and will cause its employees and contractors and its affiliates’ employees and contractors to execute, such assignments as may be necessary or advisable under Applicable Law to effectuate the intent of this Section 5.2(b).

(ii)         Each Party will be solely responsible for determining whether to file and prosecute any patent application for any of the Joint IP.

(iii)         Each Party will promptly notify the other Party of any infringement or threatened infringement of any Joint IP resulting from this Agreement. Customer will determine what enforcement actions are appropriate with respect to Joint IP and cause the Parties to cooperate with respect to thereto.

5.3    Trademarks. Except as set forth in this Agreement, neither Party grants the other Party the right to use its trademarks, trade names, logos or other designations in any promotion or publication without first obtaining the other Party’s prior written consent, with such consent subject to withdrawal upon advance written notice.

5.4    Non-Exclusive License to Use Intellectual Property. Each Party grants to the other Party a non-exclusive license and right, during the Term, to use the other Party’s Intellectual Property rights and interests as useful or necessary in connection with each Party’s performance of its obligations under this Agreement, including, but not limited to, the use of the other Party’s right and interest in any trade names, logos and trademarks for the purpose of manufacturing the Products for supply to Customer under this Agreement, including, but not limited to, labeling and packaging of the Products. Each use of any Customer trademark, trade name or logo belonging to Customer that is used on or in conjunction with the Products will inure to the benefit of Customer.

6.             Force Majeure.

6.1    Force Majeure. Neither Party will be in default under this Agreement, because of any failure to perform any of its obligations under this Agreement when and to the extent such Party’s (the “Impacted Party”) failure is caused by acts of God; war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; fires, floods, earthquakes; epidemics, pandemics, or quarantine restrictions imposed by Applicable Law; strikes, freight embargoes or other events beyond the control of the Impacted Party and without the fault or negligence of the Impacted Party (collectively, “Force Majeure Events”).

6.2    Notice. The Impacted Party shall give notice of the Force Majeure Event to the other Party as soon as reasonably possible, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall provide notice to the other Party and resume the performance of its obligations as soon as reasonably possible after the removal of the cause. During the period that the performance by the Impacted Party of its obligations under this Agreement has been suspended by reason of a Force Majeure Event, the other Party may likewise suspend the performance of all or part of its obligations hereunder (other than the obligation to pay any amount due and owing) to the extent that such suspension is commercially reasonable.

7.             Indemnification and Insurance.

7.1    Indemnification by Customer. Customer will indemnify, defend and hold harmless each of the Greatbatch Indemnified Parties against any and all third party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which the Greatbatch Indemnified Parties may incur or suffer (including, but not limited to, reasonable legal fees) arising out of or related to (a) the breach by Customer of any of its representations, warranties, covenants or agreements contained in this Agreement, (b) the negligence, fault or wrongful conduct of Customer, (c) the storage, handling, modification, distribution, marketing or sale of any of the Products (including, but not limited to, any alleged defects of the assemblies containing a Product and any personal injury or death resulting from the use of an assembly containing a Product), (d) any statement, promise, representation or warranty made by Customer or by any agent or distributor of Customer to a purchaser beyond the limited warranty made by Greatbatch in this Agreement, (e) modification or alteration of any Product after shipment by Greatbatch, (f) materials, components, directives or instructions given by Customer to Greatbatch, (g) any claim by a third party that Customer’s use of the Products in combination with another method or apparatus infringes the proprietary rights of the third party or (h) any claim by a third party that Greatbatch’s use of any materials or specifications provided by Customer infringes any proprietary rights. Greatbatch agrees, at Customer’s expense, to cooperate with Customer and satisfy any reasonable request for information and assistance relating to any efforts to settle or defend any such claim, suit or proceeding. Customer may not settle or compromise any claim without the prior written consent of Greatbatch.

7.2    Indemnification by Greatbatch. Greatbatch will indemnify, defend and hold harmless each of the Customer Indemnified Parties against any and all third party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which the Customer Indemnified Parties may incur or suffer (including, but not limited to, reasonable legal fees) arising out of or related to (a) the negligence, fault or wrongful conduct of Greatbatch or (b) any claim by a third party that the Products or Customer’s use of any materials or specifications provided by Greatbatch infringes any proprietary rights. Customer agrees, at Greatbatch’s expense, to cooperate with Greatbatch and satisfy any reasonable request for information and assistance relating to any efforts to settle or defend any such claim, suit or proceeding. Greatbatch may not settle or compromise any such claim without the prior written consent of Customer.

7.3    Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, a Party is not obligated to indemnify or defend any Indemnified Party against any claim or corresponding losses resulting directly from Indemnified Party’s or its personnel’s: (a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or (b) bad faith failure to materially comply with any of its obligations set forth in this Agreement.

7.4    Insurance. Each Party shall procure and maintain product liability insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide the other Party with evidence of this coverage; provided, however, that in no case shall the limits of such coverage be less than the following (but subject to any deductible or SIR):

Bodily Injury:	$1,000,000	Each Occurrence
	$10,000,000	General Aggregate

Property Damage:	$1,000,000	Each Occurrence
	$10,000,000	General Aggregate

Upon request, each Party shall provide the other Party with an insurance certificate on or before January 30th of each year concerning the year started specifying the amounts stated in this Section 7.4 including the SIR.

8.             Term and Termination.

8.1    Term. The initial term commences on the Effective Date and, unless terminated earlier as provided herein, continues for a period of three (3) years until October 30, 2027 (the “Initial Term”). This Agreement may be renewed for up to five (5) successive additional one (1) year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”), upon, for each such proposed renewal after the Initial Term or a Renewal Term, as applicable, the mutual written agreement of the Parties, which, in each such case, shall occur no fewer than seventeen (17) weeks prior to the expiration of the then-current Initial Term or Renewal Term, as applicable.

8.2    Termination for Breach or Insolvency. Notwithstanding Section 8.1, this Agreement may be terminated by either Party upon written notice to the other Party in the event of (a) a breach of any material term of this Agreement by the other Party that is not cured within thirty (30) calendar days in the case of a payment default and otherwise sixty (60) calendar days, after receipt of written notice specifying the nature of and basis for the asserted breach; provided, that if any such breach other than a payment default cannot reasonably be cured within sixty (60) days, such breach will be deemed cured if the Party commences to cure such breach within such sixty (60) day period and diligently thereafter pursues such cure or (b) the commencement by or against the other Party of any bankruptcy, insolvency or reorganization proceeding which has not been dismissed within sixty (60) days after commencement. Upon the termination of this Agreement by Greatbatch under this Section 8.2, Customer will reimburse Greatbatch for all finished Products, WIP, Product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Greatbatch’s suppliers.

8.3    Termination for Convenience by Customer. At any time after the six (6) month anniversary of the Effective Date, Customer may terminate this Agreement upon six (6) months’ prior written notice to Greatbatch. The Parties will negotiate in good faith to resolve any open Purchase Order for the Products.

8.4    Transition Upon Termination. Upon termination or non-renewal at the end of the Term of this Agreement, the Parties shall negotiate in good faith the terms and procedures for a reasonable transition of manufacturing from Greatbatch to Customer, including without limitation, the physical transfer of all tooling exclusively used in the manufacture of the Products in Greatbatch’s or its affiliates possession; reasonable amounts of training on the process, protocols, best practices and technology reasonably required to produce the Products; the terms pursuant to which any additional equipment exclusively used to manufacture the Products, materials, components, WIP, or inventory of finished Products will be similarly conveyed to Customer; and the entrance into a non-exclusive license agreement by Customer with Greatbatch for the Greatbatch owned know-how necessary for the manufacture of the Products. Except in the event of termination by Customer pursuant to Section 8.2(a) of this Agreement, Customer shall pay for all reasonable and documented costs incurred by Greatbatch as a direct result of the termination or non-renewal, including finished Products, materials, components and supplies (on-hand and non-cancelable in-process orders) and WIP of each Product.

9.             Proprietary Information.

9.1    Non-Disclosure. Each Party acknowledges that all Proprietary Information disclosed or provided by, or discovered, invented, authorized or otherwise created by, the other Party or any of its respective affiliates pursuant to this Agreement is confidential and proprietary to such other Party or its respective affiliates, and each Party agrees to: (a) maintain such Proprietary Information in confidence during the Term and thereafter; and (b) use such Proprietary Information solely for the purpose of exercising its rights and performing its obligations hereunder. Each of Greatbatch and Customer covenants that neither it nor any of its respective affiliates will disclose any such information to any third party except to its employees and agents who are subject in writing to substantially the same confidentiality obligations as the Parties.

9.2    Exceptions. Notwithstanding Section 9.1, the restrictions provided in this Article 9 will not apply to information that is (and such information will not be considered confidential or proprietary under this Agreement) (a) already publicly available or in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the receiving Party or any third party to whom the receiving Party provided such information; (b) with respect to Proprietary Information, is or was already in the possession of the receiving Party at the time of disclosure by the disclosing Party, except to the extent same constitutes the intellectual property, process, protocols, best practices and technology reasonably required to produce the Products, in which case Greatbatch shall keep same confidential as if it were the Proprietary Information of Customer unique to the Products and; (c) is disclosed to the receiving Party on an unrestricted basis from a third party not under an obligation of confidentiality to the other Party or any affiliate of such other Party with respect to such information; or (d) information that is identical to, or similar in nature to the purported Proprietary Information but has been independently created, as evidenced by written or electronic documentation, without any aid, application or use of the confidential Proprietary Information. A disclosure as required by Applicable Law will not be considered to be a violation of this Article 9, provided that the receiving Party uses reasonable efforts to give the disclosing Party advance notice , if legally permitted, of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information, and provided further that the receiving Party provides all reasonable cooperation to assist the disclosing Party to protect such information and limits the disclosure to that information which is required by Applicable Law to be disclosed. Moreover, either Party may use Proprietary Information to enforce the terms of this Agreement or any ancillary agreement between the Parties or their affiliates if it gives reasonable advance notice to the other Party to permit the other Party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing Party will provide reasonable cooperation to protect the confidentiality of such information.

9.3    Certain Disclosures and Uses. Notwithstanding anything else in this Agreement to the contrary, each Party may disclose the other Party’s Proprietary Information (a) in confidence to its attorneys, accountants, banks and financial sources, investors and advisors, or (b) in confidence in connection with the sale of substantially all of its business assets so long as, in each case, the third party to which the disclosure is made is bound to maintain the confidentiality of the disclosed information on terms consistent with those set forth in this Agreement.

9.4    Injunctive Relief. The Parties agree that a violation of the covenants set forth in Article 5 and this Article 9 may cause damages to the other Party that are significant, material and difficult or impossible to adequately measure and the injured Party will be entitled to seek and obtain injunctive or other equitable relief compelling compliance in terms of this Agreement (in addition to any other remedies available, including, but not limited to, monetary damages).

9.5         Other Non-Disclosure Agreement. This Agreement will not affect the existence of any Non-Disclosure Agreement between the Parties. Notwithstanding the immediately preceding sentence, any Proprietary Information disclosed or made available in connection with this Agreement will be subject to the terms of this Agreement and any such Non-Disclosure Agreement.

10.            Miscellaneous.

10.1    Relationship. The relationship of Customer and Greatbatch pursuant to this Agreement is that of independent contractors. Neither Party has, and will not, represent that it has any power, right or authority to bind or to incur any charges or expenses on behalf of the other Party or in the other Party’s name without the written consent of the other Party.

10.2    Successors and Assignment. Neither Party may, without the prior written consent of the other Party, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any third party without the other Party’s prior written consent, which consent may not be unreasonably withheld; except that Greatbatch may assign this Agreement, upon notice to but without the consent of Customer, to: (a) any person or entity which purchases substantially all of its stock or substantially all of its assets relating to its business unit involved with manufacturing the Products; or (b) any successor by way of merger or consolidation. This Agreement will be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their respective successors, legal representatives and permitted assigns.

10.3    Entire Agreement. This Agreement, together with the schedules attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related to the subject matter of this Agreement.

10.4    Governing Law. This Agreement is governed by, and interpreted and construed in accordance with, the internal laws of the State of New York, without giving effect to principles of conflicts of laws of any jurisdiction. EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

10.5    Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the Parties after the expiration or termination hereof, including, but not limited to, Articles 2, 3, 4, 5, 6, 7, 8, 9 and 10 will survive the expiration or termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.

10.6    Amendment; Waiver. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties to this Agreement by their duly authorized representatives. The failure of either Party to enforce at any time any of the provisions of this Agreement may not be construed to be a waiver of such provisions nor the right of either Party to enforce such provisions in the future. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach.

10.7    Execution in Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Party. Signatures transmitted by facsimile, email or other means of electronic transmission shall be deemed for all purposes to have the same legal effect as delivery of an original executed copy of this Agreement.

10.8    Titles and Headings; Construction. The titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement is to be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

10.9    Notices. All formal or legal notices or other communications to a Party required or permitted hereunder (as distinct from ordinary business communications of a day to day nature in connection with the purpose of the Agreement) must be in writing and shall be given: (a) by hand; (b) by reputable express courier (receipt requested); or (c) by certified or registered mail, return receipt requested, postage prepaid. Notice shall be deemed given when actually delivered or delivery is refused. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9:

if to Customer, to:

Electrochem Solutions, Inc.

670 Paramount Drive

Raynham, MA 02767

Attention: General Manager

With a copy to:

Ultralife Corporation

2000 Technology Parkway

Newark, NY 14513

Attn: Chief Financial Officer

With a copy, at the same address, to:

General Counsel

if to Greatbatch, to:

Greatbatch Ltd.

10000 Wehrle Drive

Clarence, NY 14031

Attention: Legal Department

With a copy to:

Integer Holdings Corp.

5830 Granite Parkway, Suite 1100

Plano, TX 75024

Attention: General Counsel

10.10    Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision will be enforced to the maximum extent permissible and the remaining provisions will nonetheless be enforceable according to their terms.

10.11    Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT MAY ONLY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK OR STATE COURTS OF THE STATE OF NEW YORK LOCATED IN ERIE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.12    Export Restrictions. Customer understands and acknowledges that Greatbatch’s Products and services may be controlled by U.S export laws and regulations, including, but not limited to, the Export Administration Act (“EAA”), Export Administration Regulations (“EAR”) (15 CFR 730-774), Arms Export Control Act (“AECA”), International Traffic in Arms Regulations (“ITAR”) (21 CFR 120-130) and the Office of Foreign Assets Control Regulations (“OFAC”) (31 CFR 500 et al.). Each Party is responsible for its own compliance obligations under all applicable import and export regulations, including, but not limited to, the EAA, EAR, AECA, ITAR and OFAC.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives.

GREATBATCH LTD.

By:	/s/ Andrew Senn
Name:	Andrew Senn
Title:	Senior Vice President, Strategy, Corporate
Development and Investor Relations

ELECTROCHEM SOLUTIONS, INC.

By:	/s/ Michael E. Manna
Name:	Michael E. Manna
Title:	Authorized Signatory

SCHEDULE A

DEFINED TERMS

When used in this Agreement, each of the following terms has the meaning specified below:

1.    “Applicable Law” means all applicable international, federal and state laws, rules and regulations.

2.    “Customer” has the meaning given in the preamble.

3.    “Customer Indemnified Parties” means Customer and its affiliates and each of their officers, directors, shareholders, employees, agents, successors and assigns

4.    “Customer’s Designated Representative” means Teodor Tarsici, VP of Financial Growth, Transition & Efficiency.

5.    “Effective Date” has the meaning given in the preamble.

6.    “Firm Purchase Order” has the meaning set forth in Section 2.5

7.    “Greatbatch” has the meaning given in the preamble.

8.    “Greatbatch Indemnified Parties” means Greatbatch and its affiliates and each of their officers, directors, shareholders, employees, agents, successors and assigns.

11.    “Improvements” has the meaning set forth in Section 5.2.

12.    “Indemnified Party” means a Customer Indemnified Party or a Greatbatch Indemnified Party.

13.    “Initial Term” has the meaning set forth in Section 8.1.

14.    “Intellectual Property” means patents, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information, including, but not limited to, material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications and improvements to any of the foregoing.

15.    “Joint IP” has the meaning set forth in Section 5.2.

16.    “New Information” means any and all ideas, inventions, data, writings, discoveries, improvements, or materials not generally known to the public, which may arise or be conceived or developed by either Party or jointly, during the Term, to the extent related to any Product.

17.    “Products” means the items to be manufactured and sold by Greatbatch to Customer as set forth on Schedule B.

18.   “Proprietary Information” means  information or materials provided in connection with this Agreement by either Customer or Greatbatch, or their respective affiliates, to the other Party or its affiliates, during the Term, including, but not limited to, information and materials in relation to research, development, manufacturing, promotion, marketing, any agreement or pending agreement with a third party, distributing and selling of the Products hereunder, and information and materials on substances, formulations, techniques, technology, equipment, data, reports, know-how, sources for supply, patent position, business plans and other general business and operational processes and procedures. With respect to each Party, Proprietary Information includes, but is not limited to, New Information other than New Information discovered, invented, authored or otherwise created solely by the other Party. Each Party’s Proprietary Information, includes, but is not limited to, its Intellectual Property and Improvements.

19.    “Quality Standard” has the meaning set forth in Section 2.6(d).

20.    “Renewal Term” has the meaning set forth in Section 8.1.

21.    “RMA” means a return materials authorization.

22.    “Specifications” means the specifications for the Products as set forth on Schedule B.

23.    “Term” has the meaning set forth in Section 8.1.

24.    “Warranty” has the meaning given in Section 3.2.

25.    “WIP” means work in progress.